Exhibit 99.1

Lipocine Announces Financial Results for the Third Quarter of 2026

SALT LAKE CITY, November 5, 2026 — Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company focused on the development of novel oral therapeutics, today announced financial results for the third quarter ended September 30, 2026 and provided a corporate update.

Recent Developments and Corporate Update

LPCN 1154 (BRLIZIO™) for Postpartum Depression (PPD)

In September 2026, Lipocine announced the initiation of the BLOOM (Brexanolone Lifting Outcomes of Moms) study. The Phase 3 placebo-controlled outpatient study is expected to enroll approximately 120 participants with PPD and is designed to generate prospective efficacy and safety evidence to support a potential New Drug Application (NDA) under the 505(b)(2) pathway. Feedback from a recent meeting with the FDA, including the necessity of a positive and well-controlled Phase 3 trial, together with learnings from the prior Phase 3 trial, are incorporated into the BLOOM study design. Further, feedback from the FDA acknowledged that the NDA submission package presented to FDA appears complete to support 505(b)(2) NDA submission with the exception of the need for a single positive and well controlled Phase 3 trial.

●	Lipocine continues to explore business partnerships for the development, approval and commercialization of BRLIZIO™ (LPCN 1154).

Other Neuroactive Steroid Programs

●	LPCN 2201 for Major Depressive Disorder (MDD): Following planned clinical assessment of unique oral brexanolone formulations, Lipocine plans to submit a Phase 2 protocol to the FDA and may initiate a study of LPCN 2201 in MDD, subject to resource prioritization.

●	LPCN 2203 for Essential Tremor (ET): Lipocine has completed oral pharmacokinetic studies of LPCN 2203 and plans to submit a protocol for a proof-of-concept Phase 2 study in essential tremor to the FDA. Any future studies of LPCN 2203 will be subject to resource prioritization.

TLANDO®

●	In September 2026, Health Canada approved TLANDO® (testosterone undecanoate) capsules for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone (male hypogonadism). Verity Pharma, Lipocine’s partner in North America, is planning for launch in Canada in early 2027.

●	In July 2026, Lipocine’s distribution partner Pharmalink received product marketing authorization approval in the United Arab Emirates for TESTYRA® (TLANDO). Pharmalink is planning for launch in the UAE in early 2027.

●	Lipocine continues to explore partnering TLANDO in territories outside the U.S., Canada, South Korea, the GCC countries and Brazil.

Third Quarter Ended September 30, 2026 Financial Results

As of September 30, 2026, Lipocine had $21.5 million of unrestricted cash, cash equivalents and marketable investment securities, compared to $14.9 million at December 31, 2025. As of November 4, 2026, the Company had approximately $28.5 million of unrestricted cash, cash equivalents and marketable investment securities (unaudited).

Lipocine reported a net loss of $0.7 million, or ($0.08) per diluted share, for the quarter ended September 30, 2026, compared to a net loss of $3.2 million, or ($0.59) per diluted share, for the quarter ended September 30, 2025.

Lipocine recognized total revenue of $2.3 million during the quarter ended September 30, 2026, compared to $115,000 during the quarter ended September 30, 2025. Revenue for the third quarter of 2026 consisted of license and collaboration revenue of $2.1 million and royalty revenue from TLANDO sales of $190,000. Revenue for the third quarter of 2025 consisted entirely of royalty revenue from TLANDO sales.

Research and development expenses were $2.1 million and $2.7 million, respectively, for the quarters ended September 30, 2026 and 2025. The decrease primarily reflects lower costs related to the LPCN 2401 study, which was placed on hold in 2025, and lower LPCN 1154 clinical costs in 2026 compared with costs incurred for the prior Phase 3 study during the third quarter of 2025, partially offset by an increase in personnel costs.

General and administrative expenses were $1.1 million and $0.8 million, respectively, for the quarters ended September 30, 2026 and 2025. The increase primarily reflects higher personnel costs and higher legal fees related to protecting the Company’s intellectual property and promoting its corporate strategy.

Interest and investment income was $0.2 million for each of the quarters ended September 30, 2026 and 2025.

Nine Months Ended September 30, 2026 Financial Results

Lipocine reported a net loss of $7.0 million, or ($0.90) per diluted share, for the nine months ended September 30, 2026, compared to a net loss of $7.3 million, or ($1.35) per diluted share, for the nine months ended September 30, 2025.

Lipocine recognized revenue of $2.6 million and $831,000 during the nine months ended September 30, 2026 and 2025, respectively. Revenue for the 2026 period consisted of license and collaboration revenue of $2.1 million and royalty revenue from TLANDO sales of $500,000. Revenue for the 2025 period consisted of license revenue of $500,000 and royalty revenue from TLANDO sales of $331,000.

Research and development expenses were $6.9 million and $5.9 million, respectively, for the nine-month periods ended September 30, 2026 and 2025. The increase primarily reflects higher costs related to LPCN 1154 studies and other clinical trial costs, as well as an increase in personnel expense.

General and administrative expenses were $3.3 million and $2.8 million, respectively, for the nine-month periods ended September 30, 2026 and 2025. The increase primarily reflects higher legal fees related to protecting the Company’s intellectual property and promoting its corporate strategy, as well as an increase in personnel expense.

Interest and investment income was $0.6 million for each of the nine-month periods ended September 30, 2026 and 2025.

For further detail on Lipocine’s financial results for the three and nine months ended September 30, 2026, refer to the Company’s Form 10-Q filed with the SEC.

About Lipocine

Lipocine is a biopharmaceutical company developing oral therapeutics using its proprietary drug-delivery technology platform. The Company advances product candidates addressing significant unmet medical needs and explores partnerships to support their development and commercialization.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our development of our products and product candidates and related efforts with the FDA, including the design, planned enrollment, timing and potential outcomes of the BLOOM study; the sufficiency of existing financial and operational resources to execute the study; expected average monthly cash use, study expenditures and cash needs; the timing of clinical trials and regulatory submissions; the timing of anticipated commercial launches of licensed products; the potential uses and benefits of our products and product candidates; the commercial potential for our product candidates; and potential strategic partnerships and other opportunities. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including those relating to LPCN 1154, may not be successful or may not provide results that would support the submission of an NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, variability in enrollment and site performance, study costs exceeding current estimates, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com

LIPOCINE INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$2,594,151	$5,205,842
Marketable investment securities	18,861,297	9,724,545
Accrued interest income	208,462	14,189
License fee and royalties receivable	690,071	1,145,390
Prepaid and other current assets	758,676	787,600
Total current assets	23,112,657	16,877,566

Property and equipment, net of accumulated depreciation of $1,328,188 and $1,284,079 respectively	60,184	104,293
Other assets	23,753	23,753
Total assets	$23,196,594	$17,005,612

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$544,347	$971,822
Accrued expenses	1,170,099	1,236,374
Deferred revenue	320,000	320,000
Total current liabilities	2,034,446	2,528,196

Total liabilities	2,034,446	2,528,196

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.0001 per share, 75,000,000 shares authorized; 8,245,798 and 6,158,779 issued and 8,245,462 and 6,158,443 outstanding, respectively	9,153	8,944
Additional paid-in capital	237,577,314	223,901,106
Treasury stock at cost, 336 shares	(40,712)	(40,712)
Accumulated other comprehensive income	(26,559)	4,445
Accumulated deficit	(216,357,048)	(209,396,367)
Total stockholders’ equity	21,162,148	14,477,416

Total liabilities and stockholders’ equity	$23,196,594	$17,005,612

LIPOCINE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues:
License revenue	$2,100,000	$-	$2,100,000	$500,000
Royalty revenue	190,072	114,574	499,568	331,287
Total revenues	2,290,072	114,574	2,599,568	831,287

Operating expenses:
Research and development	2,070,033	2,707,777	6,875,816	5,906,118
General and administrative	1,088,564	767,837	3,283,987	2,780,747
Total operating expenses	3,158,597	3,475,614	10,159,803	8,686,865
Operating loss	(868,525)	(3,361,040)	(7,560,235)	(7,855,578)

Other income:
Interest and investment income	202,333	174,208	599,754	598,357
Total other income	202,333	174,208	599,754	598,357
Loss before income tax expense	(666,192)	(3,186,832)	(6,960,481)	(7,257,221)

Income tax expense	-	-	(200)	(200)
Net loss attributable to common shareholders Net loss attributable to common shareholders	$(666,192)	$(3,186,832)	$(6,960,681)	$(7,257,421)

Basic loss per share attributable to common stock	$(0.08)	$(0.59)	$(0.90)	$(1.35)
Weighted average common shares outstanding, basic	8,244,542	5,413,149	7,757,487	5,371,458
Diluted loss per share attributable to common stock	$(0.08)	$(0.59)	$(0.90)	$(1.35)
Weighted average common shares outstanding, diluted	8,244,542	5,413,149	7,757,487	5,371,458

Comprehensive loss:
Net loss	$(666,192)	$(3,186,832)	$(6,960,681)	$(7,257,421)
Net unrealized gain (loss) on marketable investment securities	(13,158)	5,870	(31,004)	(4,511)
Comprehensive loss	$(679,350)	$(3,180,962)	$(6,991,685)	$(7,261,932)